Exhibit 99 - Miravant Press Release

SANTA BARBARA, California, March 8, 2002 - Miravant Medical Technologies (Nasdaq: MRVT) chairman and chief executive officer, Gary S. Kledzik, Ph.D., today released a statement regarding Miravant's receipt of a Nasdaq notification that the company has not met certain requirements for continued listing. The company has requested a hearing with Nasdaq, and the stock will remain listed on the Nasdaq until at least the date of the hearing, which has not yet been determined.

Miravant is currently listed on the Nasdaq National Market, which has certain minimum requirements for continued listing. These include stockholders' equity of $10.0 million or net tangible assets of $4.0 million, and a $1.00 minimum bid price; or alternatively, a common stock market capitalization of at least $50.0 million and a minimum bid price of $3.00. Optionally, The Nasdaq Small Cap Market requires at least a $35.0 million market capitalization, with a $1.00 minimum bid price.

Dr. Kledzik stated, "With approximately 18.9 million shares outstanding, Miravant is making every effort to increase shareholder value and thus meet the minimum Nasdaq requirements. I want to reassure our shareholders that we have asked the Nasdaq Listing Qualifications Panel for a hearing to review our continued listing, and that our stock will continue trading on the Nasdaq National Market through the conclusion of the hearing process.

"Miravant's stock dropped precipitously in January after the company received the surprising news that its lead drug, PhotoPoint SnET2 for treating wet age-related macular degeneration, did not meet its primary endpoint based on top line data in phase III clinical trials. We have seen a positive trend in the market for our securities following this week's announcement that we regained ownership to SnET2, our most significant drug asset, combined with the reduction in long-term debt from approximately $27.0 million to $10.0 million.

"Now that we have regained the rights to SnET2, we can conduct a full analysis of the phase III data and direct the course of development for this drug in ophthalmology and other disease indications. Beyond our core SnET2 technology, we are actively pursuing a number of other avenues to increase shareholder value and bring additional funds into our development programs. These include high-level discussions with leading healthcare companies for co-development and licensing of new PhotoPoint drugs in ophthalmology, dermatology and cardiovascular disease.

"In our oncology program, exciting preclinical data on the ability of PhotoPoint drugs to specifically target blood vessels that nurture tumor growth, will be presented at the American Association for Cancer Research Annual Meeting, April 6-10, San Francisco.

"We continue to make progress in pursuing our objectives for PhotoPoint technology. Our management is making every effort to increase investor confidence and thereby increase the company's market capitalization," concluded Dr. Kledzik.

Nasdaq Staff Determination dated March 4, 2002 notified the company that it did not meet the market value of publicly held shares requirement (minimum common stock market capitalization of $50,000,000) for continued listing on the Nasdaq National Market as set forth in Marketplace Rule 4450(b)(1)(A). The company also does not comply with the minimum bid price continued inclusion requirement set forth in Marketplace Rule 4450(b)(4). The company's securities are therefore subject to delisting from the Nasdaq National Market. Miravant has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination notice. There can be no assurance the Panel will grant the company's request for continued listing after the hearing.

Miravant Medical Technologies specializes in both pharmaceuticals and devices for photoselective medicine. The company is developing its proprietary PhotoPoint photodynamic therapy (PDT) in ophthalmology, dermatology, cardiovascular disease and oncology. Miravant Cardiovascular, Inc. is investigating intravascular PhotoPoint PDT for the treatment of angioplasty-related restenosis and atherosclerosis.

The statements above by Dr. Kledzik about Miravant moving SnET2 forward, potential co-development and licensing agreements, securing additional funding and meeting the requirements of the Nasdaq National Market, are forward-looking and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: the Nasdaq Listing Qualification Panel may not grant the company's request for continued listing; the company's operating capital may not be sufficient to continue operations and/or sustain its current development programs; potential future funding may not be available when needed under terms acceptable to the company; discussions with certain potential future corporate partners may not materialize or may not provide the funding and support the company needs; future licensing opportunities may not present themselves or may not be on terms acceptable to the company; the company may not be able to sustain its current market capitalization or achieve a higher market capitalization; and/or the company may decide not to or be unable to further develop SnET2 and/or other PhotoPoint drug compounds. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2000 and other quarterly and periodic reports filed with the Securities and Exchange Commission.